Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of February 28, 2025. The following table provides a breakdown of the major components of our Net Asset Value as of February 28, 2025 ($ in thousands, except shares):

Components of Net Asset Value
Investments at Fair Value (cost of $635,921)	$673,906
Cash and cash equivalents	274,620
Other assets	112,892
Other liabilities	(21,872)
Management fee payable	(462)
Net Asset Value	$1,039,084
Number of outstanding shares	38,540,408

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of February 28, 2025 ($ in thousands, except shares and per share data):

Type	Monthly Net Asset Value	Number of Outstanding Shares	Net Asset Value per share as of February 28, 2025
Series I
A-II Shares	$242,997	9,048,874	$26.85
F-I Shares	$34,541	1,296,343	$26.64
V Shares	$1	40	$25.00
E shares	$222	8,201	$27.02
I Shares	$3,512	131,057	$26.80
S Shares	$3	110	$26.80
Series II
A-II Shares	$727,275	26,917,270	$27.02
F-I Shares	$28,957	1,080,329	$26.80
V Shares	$1	40	$25.00
E shares	$879	32,351	$27.19
I Shares	$693	25,683	$26.98
S Shares	$3	110	$26.98
Total	1,039,084	38,540,408